Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports Fourth Quarter and
Full-Year 2008 Financial Results
•	Record Full-Year Shipments of Aerospace and High Strength Products

•	2008 Consolidated Operating Income of $116 Million Before Previously Announced Charges

•	Strong Balance Sheet, Continued Financial Strength and Liquidity

•	Focused Strategic Investment Initiatives Proceeding on Plan
FOOTHILL RANCH, Calif., February 17, 2009 – Kaiser Aluminum Corporation (NASDAQ:KALU) today reported a net loss of $108 million for the fourth quarter ended December 31, 2008, reflecting $192 million of previously announced non-run-rate (NRR) and predominately non-cash charges.
For the year ended 2008, the Company reported a net loss of $69 million compared to net income of $101 million for the year ended 2007. Excluding the impact of $207 million of non run-rate items reported for the full-year, adjusted 2008 net income and earnings per diluted share were $63 million and $3.09, respectively.

	Fourth Quarter		Full Year
	2008	2007	2008	2007
Net Sales	$327	$361	$1,508	$1,505
% change from prior yr	-9%		0%
Operating Income (OI) before NRR[1]
Fabricated Products	$25	$40	$142	$167
Primary Aluminum	$15	$10	$20	$39
Corporate	$(9)	$(12)	$(46)	$(50)
Consolidated OI before NRR[1,2]	$31	$39	$116	$156

NRR Items[1]	($192)	$4	($207)	$26
Reported Oper (Loss) Income	($161)	$43	($91)	$182
Net (Loss) Income	($108)	$24	($69)	$101
EPS (diluted, GAAP)			($3.43)	$4.97
Adjusted EPS[3]			$3.09

[1]	NRR = Non Run Rate, [2] Totals may not sum due to rounding, [3] est. EPS excluding NRR items, net of tax

2008 Summary Comments
“Our 2008 underlying results were solid on the strength of record shipments of aerospace and high strength products due to strong demand and completion of the Trentwood heat treat plate capacity expansion. Although full-year operating results were negatively impacted by higher energy costs and by manufacturing inefficiencies related to the implementation of strategic investment and product development initiatives, Fabricated Products operating income before non-run-rate items was the second best year in our history,” said Jack A. Hockema, President, CEO and Chairman.
“We continue to make significant progress on our strategic investment initiatives to position the Company for long-term growth and operational efficiency, and we expect our strong balance sheet and liquidity to provide financial flexibility to manage through a challenging economic environment,” said Mr. Hockema.
Fourth Quarter 2008
Consolidated net sales for the fourth quarter ended December 31, 2008, were $327 million, compared to $361 million reported in the prior year quarter. Net sales were favorably impacted by strong shipments of aerospace and defense products but were offset by a precipitous decline in industrial production and automotive demand applications.
The Company reported a fourth quarter operating loss of $161 million compared to operating income of $43 million in the prior year period. Consolidated operating income before non-run-rate items decreased to $31 million in the fourth quarter of 2008, compared to $39 million reported in the prior year quarter. Fourth quarter 2008 results were negatively impacted by significant non-run-rate and predominately non-cash charges previously announced in the Company’s January 15, 2009 news release. On a consolidated basis the fourth quarter 2008 reflected unfavorable non-run-rate items of $192 million compared to $4 million of favorable non-run-rate items in the prior year period.
Full-Year 2008 Consolidated Financial Results
For the year ended December 31, 2008, consolidated net sales increased slightly to $1,508 million compared to $1,505 million for the prior year. The increase reflects higher shipments and higher value-added pricing in Fabricated Products, which was largely offset by the effect of lower shipments in Primary Aluminum as a result of the outage at Anglesey during 2008.
The Company reported an operating loss of $91 million for the year ended December 31, 2008 compared to operating income of $182 million for the prior year. The 2008 operating loss reflects non-run-rate and predominately non-cash items of $207 million which were comprised of the following:
•	Unrealized mark-to-market losses of $87 million on derivative positions and a lower of cost-or-market inventory write-down of $66 million primarily due to a severe decline in metal prices;

•	An impairment charge of $38 million to write-off the Company’s 49% equity investment in Anglesey;

•	Restructuring charges of $9 million related to the previously announced shut-down of the Tulsa, OK facility and reductions at the Bellwood, VA facility; and

•	Other non-run-rate items of $7 million, primarily related to legacy environmental costs.

Fabricated Products

	Fourth Quarter		Full Year
	2008	2007	2008	2007
Shipments (lbs, mm)	123	135	559	548
% change from prior yr	-9%		2%

Net Sales (in $ mm)	$294	$313	$1,337	$1,298
% change from prior yr	-6%		3%

Avg. Realized Price / Lb.	$2.39	$2.32	$2.39	$2.37
Operating Income ($ mm)

Oper Income before NRR[1]	$25	$40	$142	$167

NRR items[1]	$(74)	$(1)	$(89)	$2

Reported Operating (Loss) Income[2]	($49)	$40	$54	$169

[1]	NRR = Non Run Rate, [2] Totals may not sum due to rounding
Fabricated Products reported an operating loss of $49 million for the fourth quarter 2008 compared to $40 million of operating income in the prior-year period. Operating income before non-rate-run items was $25 million in the fourth quarter of 2008 compared to $40 million in the prior year quarter, reflecting strong aerospace and high strength shipments more than offset by a decline in demand for automotive and general industrial applications as well as heavy destocking among distributors and across the supply chain. In addition, the severity of winter weather placed significant limitations on our Trentwood facility’s production and shipments during the month of December.
In December 2008, the Company took actions to reduce production and resources in response to lower demand for general engineering and automotive applications and announced the shutdown of its Tulsa, OK facility and reductions at its Bellwood, VA facility. The benefits of these actions should be reflected in 2009.
For the year ended December 31, 2008, operating income was $54 million compared to $169 million for the comparable period in 2007. Operating income before non-run-rate items was $142 million in 2008 compared to $167 million for the full-year 2007 reflecting stronger value-added sales, which was more than offset by higher energy related costs, manufacturing inefficiencies and major maintenance and depreciation expense.
During the year, the Company completed the final phase of the Trentwood heat treat plate capacity expansion which along with strong aerospace and defense demand drove record shipments in 2008. In addition, the Company continued to implement its strategic growth initiatives including equipment and facility upgrades to improve manufacturing and cost efficiencies, expanding product capabilities and continuing progress on its Kalamazoo project to improve the rod and bar value stream.

Primary Aluminum

	Fourth Quarter		Full Year
	2008	2007	2008	2007
Shipments (lbs, mm)	35	39	133	157
% change from prior yr	-9%		-15%

Net Sales (in $mm)	$33	$47	$171	$206
% change from prior yr	-30%		-17%

Avg. Realized Price / Lb.	$0.94	$1.23	$1.29	$1.31
Operating Income ($mm)

Oper Income before NRR[1]	$15	$10	$20	$39
NRR Items[1]	$(119)	$4	$(119)	$8

Reported Operating (Loss) Income[2]	$(104)	$15	$(100)	$47

[1]	NRR = Non Run Rate, [2] Totals may not sum due to rounding
Fourth quarter and full-year 2008 operating results in the Primary Aluminum segment were negatively impacted by lower production resulting from the outage at Anglesey as well as $119 million of non-run-rate items related to mark-to-market losses on metal and currency derivative positions and a $38 million impairment charge reflecting the previously announced planned full curtailment of the Anglesey smelter operations upon expiration of the power contract in September 2009. The impact of these items resulted in an operating loss of $100 million for the year ended December 31, 2008 compared to operating income of $47 million in the prior year.
As a result of Anglesey’s inability to obtain affordable power, the planned full curtailment of smelter operations in September 2009, and expected cash requirements for redundancy and pension payment obligations, the Company does not expect to recognize future operating results from Anglesey unless it can determine that those results will be recoverable through the receipt of dividends. The Company has no requirement to make future cash investments in Anglesey.
Corporate Highlights
During 2008, the Company utilized cash and revolver borrowings to fund higher levels of working capital primarily related to inventory builds in advance of planned equipment upgrades, investments in strategic capital projects and cash distributions to shareholders through dividends and share repurchases.
The Company continues to maintain a strong balance sheet and access to its committed revolving credit facility. Operating cash flow is expected to remain solid throughout 2009 assuming no further significant deterioration in economic conditions.
Progress continues on the new world-class facility in Kalamazoo, a core component of the Company’s business strategy which is expected to yield significant efficiencies in the rod and bar value stream. Production is scheduled to fully commence in early 2010.

Summary Comments/Outlook
“Although the current economic environment is challenging, we expect that demand for our portfolio of aerospace and defense products will continue to be robust in 2009,” said Mr. Hockema. “The outlook for our ground transportation and industrial applications is less certain as these markets have been severely impacted by the current recession. We expect significant destocking to exacerbate the impact on demand for these applications at least through the first quarter of 2009.”
“Our financial position is strong and we are well positioned to pursue priority strategic initiatives while we manage through this period of economic uncertainty. We will continue to act promptly to flex production consistent with changing demand levels, and we will continue to focus on improving manufacturing efficiency and underlying cost performance. Overall, our financial and competitive strength will serve us well as we navigate a challenging economic environment in 2009,” said Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on February 18, 2009, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full-year 2008 results. To participate, call the conference call line at (877) 719-9795. A link to the simultaneous web cast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. A replay of the conference call will be available at the same website location until March 18, 2009.
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income (loss) and earnings (loss) per diluted share, excluding non-run-rate and non-operating gains and losses. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) disruption in global financial markets that has reduced the liquidity available to the Company, our customers, our suppliers and the purchasers of products that materially affect demand for our materials, including commercial airlines; (b) a substantially weakened banking and financial system with increasing risk and exposure to the impact of non-performance by banks committed to provide financing, hedging counterparties, insurers, customers and suppliers, including the Company’s lenders with funding commitments under the Company’s revolving credit facility; (c) extreme volatility in commodity prices reflected most recently by broad and unprecedented declines that materially impact the results of our hedging strategies, increase near term cash margin requirements, reduce the value of our inventories and borrowing base under our revolving credit facility and result in substantial non-cash charges as we adjust inventory values and mark-to-market our hedge positions; (d) substantial reductions in consumer spending that reduce the demand for applications that use our products; (e) the rapid destocking of inventory levels throughout the supply chain in response to reduced demand and increasing uncertainty; (f) reduced customer demand under existing contracts resulting in customers limiting purchases to contractual minimum volumes or seeking relief from contractual obligations; (g) increasing risk that customers and suppliers may liquidate or seek protection under federal bankruptcy laws and reject existing contractual commitments; (h) difficulty successfully executing our strategy of growth through acquisitions; (i) the possibility of additional plant closures or reductions in response to a prolonged or increased reduction in demand for our products; (j) pressure to reduce defense spending and demand for our products used in defense applications as the U.S. and other governments are faced with competing national priorities; (k) the inability to predict with any certainty the effectiveness and long term impact of economic stimulus plans; (l) changes in economic or aluminum industry business conditions generally; (m) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (n) the Company’s ability to complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; (o) the Company’s ability to effectively address energy related costs and operating inefficiencies through surcharges and other initiatives; (p) the Company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (q) changes in competitive factors in the markets served by the Company; (r) developments in technology used by the Company, its competitors or its customers; (s) changes in accounting that may affect the Company’s reported earnings, operating income or results; (t) completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2008 by the Company’s independent registered public accountants; and (u) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including, when filed, the Company’s Form 10-K for the year ended December 31, 2008. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(323) 762-1818

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS)(1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$326.5	$360.5	$1,508.2	$1,504.5

Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and other items	356.5	296.7	1,400.7	1,251.1
Lower of cost or market inventory write-down	65.5	—	65.5	—
Impairment of investment in Anglesey	37.8	—	37.8	—
Restructuring costs and other charges	8.8	—	8.8	—
Depreciation and amortization	3.9	3.6	14.7	11.9
Selling, administrative, research and development, and general	14.8	17.1	73.1	73.1
Other operating (benefits) charges, net	(.2)	.1	(1.4)	(13.6)

Total costs and expenses	487.1	317.5	1,599.2	1,322.5

Operating (loss) income	(160.6)	43.0	(91.0)	182.0
Other income (expense):
Interest expense	(.2)	(2.1)	(1.0)	(4.3)
Other income (expense), net	(.3)	.6	.7	4.7

(Loss) income before income taxes	(161.1)	41.5	(91.3)	182.4
Income tax benefit (provision)	52.8	(17.1)	22.8	(81.4)

Net (loss) income	$(108.3)	$24.4	$(68.5)	$101.0

Earnings per share — Basic:
Net (loss) income per share	$(5.56)	$1.22	$(3.43)	$5.05

Earnings per share — Diluted :
Net (loss) income per share	$(5.56)	$1.20	$(3.43)	$4.97

Weighted average number of common shares outstanding (000):

Basic	19,490	20,030	19,980	20,014

Diluted	19,490	20,374	19,980	20,308

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Shipments (millions of pounds):
Fabricated Products	122.9	134.7	558.5	547.8
Primary Aluminum	35.1	38.6	133.1	157.2

	158.0	173.3	691.6	705.0

Average Realized Third Party Sales Price (per pound):
Fabricated Products	$2.39	$2.32	$2.39	$2.37
Primary Aluminum	$0.94	$1.23	$1.29	$1.31
Net Sales:
Fabricated Products	$293.5	$313.0	$1,336.8	$1,298.3
Primary Aluminum	33.0	47.5	171.4	206.2

Total Net Sales	$326.5	$360.5	$1,508.2	$1,504.5
Segment Operating (Loss) Income:
Fabricated Products	$(48.8)	$39.7	$53.5	$169.0
Primary Aluminum	(103.5)	14.7	(99.7)	46.5
Corporate and Other	(8.4)	(11.3)	(46.2)	(47.1)
Other Operating Benefits (Charges), Net	.1	(.1)	1.4	13.6

Total Operating (Loss) Income	$(160.6)	$43.0	$(91.0)	$182.0
Net (Loss) Income	$(108.3)	$24.4	$(68.5)	$101.0
Capital Expenditures, (net of change in accounts payable and note payable)	$25.2	$18.7	$86.2	$61.8

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Unaudited)
(In millions of dollars, except per share amount)

	December 31,	December 31,
	2008	2007
Assets
Current assets (3)	445.9	454.6
Investments in and advances to unconsolidated affiliate	—	41.3
Property, plant, and equipment — net	296.7	222.7
Net assets in respect of VEBA(s)	56.2	134.9
Deferred tax assets — net	313.3	268.6
Other assets	33.3	43.1

Total	$1,145.4	$1,165.2

Liabilities & Stockholders’ Equity

Current liabilities (4)	235.0	165.4
Net liability in respect of VEBA	14.0	—
Long-term liabilities	65.3	57.0
Revolving credit facility and other long-term debt	43.0	—

Stockholders’ equity:
Common stock	.2	.2
Additional capital	958.6	948.9
Retained earnings	34.1	116.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Treasury stock, at cost, 572,700 shares at December 31, 2008	(28.1)	—
Accumulative other comprehensive loss (5)	(60.3)	(6.0)

Total stockholders’ equity	788.1	942.8

Total	$1,145.4	$1,165.2

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for additional detail regarding the items in the table.

(3)	Primarily includes Cash and cash equivalents of $.2 and $68.7, Inventories of $172.3 and $207.6, net Trade receivables of $98.5 and $96.5, and prepaid expenses and other current assets of $145.6 and $66.0 at December 31, 2008, and December 31, 2007, respectively.

(4)	Primarily includes Accounts payable of $52.4 and $70.1, Accrued salaries, wages and related expenses of $41.2 and $40.1 and Other accrued liabilities of $113.9 and $36.6 at December 31, 2008, and December 31, 2007, respectively.

(5)	The increase in Accumulative other comprehensive loss is primarily due to pension adjustments in 2008 to reflect the actual funded status of VEBAs at December 31, 2008.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the year ended December 31, 2008:

	Fabricated	Primary
	Products	Aluminum	Corporate	Consolidated
GAAP operating income (loss)	$53.5	$(99.7)	$(44.8)	$(91.0)
Mark to market losses	(5.7)	(81.4)	—	(87.1)
Impairment of investment in Anglesey	—	(37.8)	—	(37.8)
Lower of cost or market inventory write-down	(65.5)	—	—	(65.5)
Restructuring costs and other charges	(8.8)	—	—	(8.8)
Other non-run-rate items (1)	(8.9)	—	1.5	(7.4)

Total non-run-rate adjustments	(88.9)	(119.2)	1.5	(206.6)
Operating income (loss), excluding no-run-rate items	$142.4	$19.5	$(46.3)	$115.6

GAAP net loss				$(68.5)
Total non-run-rate adjustments (net of tax)				(131.2)

Net income, excluding non-run-rate adjustments (net of tax)				$62.7

Diluted loss per share (GAAP)				$(3.43)

Diluted income per share, excluding no-run-rate items				$3.09

(1)	Other non-run-rate items represent non-cash LIFO charges, metal gains (losses) and pre-emergence related environmental costs for the Fabricated Products segment and primarily bad debt recoveries from pre-emergence write-offs for the Corporate segment.